Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated as of
October 31, 2005

by and between

MERCANTILE FINANCIAL CORPORATION

and

PEOPLES COMMUNITY BANCORP, INC.

TABLE OF CONTENTS

RECITALS		1

ARTICLE I – CERTAIN DEFINITIONS		1
1.01	Certain Definitions	1

ARTICLE II – THE MERGER		8
2.01	The Parent Merger	8
2.02	The Subsidiary Merger	9
2.03	Closing of Parent Merger	9
2.04	Effective Date and Effective Time	9

ARTICLE III – CONSIDERATION; EXCHANGE PROCEDURES		9
3.01	Merger Consideration	9
3.02	Fixed Assets	10
3.03	Rights as Shareholders; Share Transfers	10
3.04	Fractional Shares	10
3.05	Exchange Procedures	11
3.06	Anti-Dilution Provisions and Other Adjustments	12

ARTICLE IV – ACTIONS PENDING CONSUMMATION OF MERGER		12
4.01	Forbearances of Mercantile	12
4.02	Forbearances of PCBI	15

ARTICLE V – REPRESENTATIONS AND WARRANTIES		16
5.01	Disclosure Schedules	16
5.02	Standard	17
5.03	Representations and Warranties of Mercantile	17
5.04	Representations and Warranties of PCBI	28

ARTICLE VI – COVENANTS		35
6.01	Reasonable Best Efforts	35
6.02	Shareholder Approval	35
6.03	Registration Statement	36
6.04	Press Releases	37
6.05	Access; Information	37
6.06	No Solicitation	38
6.07	Notice	39
6.08	Certain Policies	39
6.09	Regulatory Compliance	39
6.10	NASDAQ Listing	39
6.11	Regulatory Applications	40
6.12	Indemnification; Directors’ and Officers’ Liability Insurance	40
6.13	Employment Matters; Employee Benefits	42
6.14	Notification of Certain Matters	44
6.15	Accounting and Tax Treatment	44

6.16	No Breaches of Representations and Warranties	44
6.17	Consents	45
6.18	Reserved	45
6.19	Correction of Information	45
6.20	Modification Agreements	45
6.21	Lease	45

ARTICLE VII – CONDITIONS TO CONSUMMATION OF THE MERGER		45
7.01	Conditions to Each Party’s Obligation to Effect the Merger	45
7.02	Conditions to Obligation of Mercantile	46
7.03	Conditions to Obligation of PCBI	47

ARTICLE VIII – TERMINATION		48
8.01	Termination	48
8.02	Effect of Termination and Abandonment, Enforcement of Agreement	49

ARTICLE IX – MISCELLANEOUS		49
9.01	Survival	49
9.02	Waiver; Amendment	49
9.03	Counterparts	50
9.04	Governing Law	50
9.05	Expenses	50
9.06	Notices	51
9.07	Entire Understanding; No Third Party Beneficiaries	52
9.08	Interpretation; Effect	52
9.09	Waiver of Jury Trial	52

AGREEMENT AND PLAN OF MERGER, dated as of October 31, 2005 (this “Agreement”), by and between Mercantile Financial Corporation, a unitary thrift holding company organized under the laws of the State of Ohio (“Mercantile”) and Peoples Community Bancorp Inc., a Maryland corporation (“PCBI”).

RECITALS

A.            Mercantile.  Mercantile is a unitary thrift holding company organized under the laws of the State of Ohio, having its principal place of business in Cincinnati, Ohio.  Mercantile Savings Bank (“Mercantile Bank”) is an Ohio chartered stock savings and loan association and wholly owned subsidiary of Mercantile.

B.            PCBI.  PCBI is a Maryland corporation, having its principal place of business in West Chester, Ohio.  Peoples Community Bank (“Peoples Bank”) is a federally-chartered stock savings bank and wholly owned subsidiary of PCBI.

C.            Mergers; Board Action.  The respective Boards of Directors of each of PCBI and Mercantile have determined that it is in the best interests of their respective companies and their respective shareholders to consummate the strategic business combinations provided for herein.

D.            Intentions of the Parties.  It is the intention of the parties to this Agreement that the business combinations contemplated hereby shall be treated as a “reorganization” under Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”).

E.             As a condition and inducement to the willingness of PCBI to enter into this Agreement, certain stockholders of Mercantile (the “Mercantile Stockholders”) are concurrently entering into a Stockholder Agreement with PCBI (the “Stockholder Agreement”), in substantially the form attached hereto as Exhibit A, pursuant to which, among other things, such shareholders agree to vote their shares of Mercantile Common Shares (as defined below) in favor of this Agreement and the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties agree as follows:

ARTICLE I

Certain Definitions

1.01         Certain Definitions.  The following terms are used in this Agreement with the meanings set forth below:

“Acquisition Proposal” means any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Mercantile or Mercantile Bank or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets or deposits of, Mercantile or Mercantile Bank, other than the Merger and the related transactions contemplated by this Agreement.

“Agreement” means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

“Agreement to Merge” has the meaning set forth in Section 2.02.

“Average PCBI Price” means the arithmetic mean of the PCBI Prices for the period beginning the day following the date of this Agreement and ending on the day which is the fifth (5th) trading day prior to the Effective Date (the “Valuation Period”).

“Average Peer Group Price” means the arithmetic mean of the Peer Group Prices for the Valuation Period.

“Book Value” means the value at which a Fixed Asset is carried on the balance sheet of Mercantile or Mercantile Bank as of the date of sale of such Fixed Asset.

“Business Day” means any day other than a Saturday, Sunday, a legal holiday or a day on which banks located in Cincinnati, OH are authorized or required by government action to close.

“Change in Control” means the sale or disposition of PCBI or Peoples Bank, in a single transaction or a series of related transactions, to one or more Persons, pursuant to which any Person or group of associated, affiliated or related Persons acquires more than 25% of the outstanding common stock of PCBI or Peoples Bank constituting a controlling interest in PCBI or Peoples Bank, or all or substantially all of the consolidated assets of PCBI or Peoples Bank (including, without limitation, by merger, consolidation, recapitalization, reorganization, or otherwise).

“Closing” has the meaning set forth in Section 2.03.

“Closing Date” has the meaning set forth in Section 2.03.

“Code” means the Internal Revenue Code of 1986, as amended.

“Compensation and Benefit Plans” has the meaning set forth in Section 5.03(m)(i).

“Consultants” has the meaning set forth in Section 5.03(m)(i).

“Conversion Date” means the date on which data and information on the computer systems of Mercantile and Mercantile Bank are converted to the computer systems of PCBI and Peoples Bank.

“Department” means the Maryland State Department of Assessments and Taxation.

“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophic events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt of equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions; provided, however, that Derivative Transactions shall not include forward sales contracts between Mercantile Bank and the Federal Home Loan Mortgage Corporation (Freddie Mac) with respect to residential real estate loans.

“Directors” has the meaning set forth in Section 5.03(m)(i).

“Disclosure Schedule” has the meaning set forth in Section 5.01.

“Dissenting Shares” means any shares of Mercantile Common Shares held by a holder who properly demands and perfects appraisal rights with respect to such shares in accordance with applicable provisions of the OGCL.

“DOL” has the meaning set forth in Section 5.03(m)(iii).

“Effective Date” means the date on which the Effective Time occurs.

“Effective Time” means the effective time of the Merger, as provided for in Section 2.04.

“Employees” has the meaning set forth in Section 5.03(m)(i).

“Environmental Laws” means all applicable local, state and federal environmental, health and safety laws and regulations, including the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act and the Federal Clean Air Act, each as amended, regulations promulgated thereunder, and state counterparts.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” has the meaning set forth in Section 3.05(a).

“Exchange Fund” has the meaning set forth in Section 3.05(a).

“FDIC” means the Federal Deposit Insurance Corporation.

“Fixed Assets” means tangible property owned by Mercantile or Mercantile Subsidiaries and used in the operation of the business of Mercantile but not expected to be consumed or converted into cash in the ordinary course of events, including, but not limited to, leasehold improvements, improved real property and furniture, fixtures and equipment.

“GAAP” means generally accepted accounting principles.

“Governmental Authority” means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.

“Hazardous Substance” means any substance that is (i) listed, classified or regulated pursuant to any Environmental Law, (ii) any petroleum product or by-product, asbestos-containing materials, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon or (iii) any other substance which is the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

“IRS” has the meaning set forth in Section 5.03(m)(ii).

The term “knowledge” means, with respect to PCBI or Mercantile, information or facts that are actually known, or should be known by:  (i) any officer of either party with the title of not less than a senior vice president, or (ii) any director of either party.

“Lien” means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

“Material Adverse Effect” means, with respect to PCBI or Mercantile, any effect that (i) is material and adverse to the financial position, results of operations or business of PCBI and its Subsidiaries taken as a whole or Mercantile and its Subsidiaries taken as a whole, respectively, or (ii) would materially impair the ability of either PCBI or Mercantile to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities or other changes affecting depository institutions generally, including changes in general economic conditions and changes in prevailing interest and deposit rates, (b) any modifications or changes to valuation policies and practices in connection with the Merger or restructuring charges taken in connection with the

Merger, in each case in accordance with GAAP, or with respect to Mercantile Bank, in accordance with applicable regulatory accounting principles, (c) changes resulting from expenses (such as legal, accounting and investment bankers’ fees and fees resulting from termination of or modification of contracts) incurred in connection with this Agreement or the transactions contemplated herein, (d) actions or omissions of a party which have been waived in accordance with Section 9.02 hereof.

“Mercantile” has the meaning set forth in the preamble to this Agreement.

“Mercantile Articles” means the Articles of Incorporation of Mercantile, as amended.

“Mercantile Bank” has the meaning set forth in Recital A.

“Mercantile Board” means the Board of Directors of Mercantile.

“Mercantile Code” means the Code of Regulations of Mercantile.

“Mercantile Common Shares” means the common shares, without par value, of Mercantile.

“Mercantile Financial Statements” has the meaning set forth in Section 5.01(g)(i).

“Mercantile Meeting” has the meaning set forth in Section 6.02.

“Mercantile Subsidiary” or, collectively, “Mercantile Subsidiaries” means each of Mercantile Savings Bank, Mercantile Service Corporation, an Ohio corporation, and Mercantile Bancorp., an Ohio corporation.

“Merger” collectively refers to the Parent Merger and the Subsidiary Merger, as set forth in Section 2.02.

“Merger Consideration” has the meaning set forth in Section 3.01.

“MGCL” means the Maryland General Corporation Law.

“New Certificate” has the meaning set forth in Section 3.05(a).

“OGCL” means the Ohio General Corporation Law, as amended.

“Old Certificate” has the meaning set forth in Section 3.05(a).

“Ownership Interest” means a fraction, the numerator of which is the number of shares of Mercantile Common Shares owned by a holder of Mercantile Common Shares and the denominator of which is the total number of shares of Mercantile Common Shares outstanding.

“OTS” means The Office of Thrift Supervision.

“Parent Merger” has the meaning set forth in Section 2.01.

“PBGC” means the Pension Benefit Guaranty Corporation.

“PCBI” has the meaning set forth in the preamble to this Agreement.

“PCBI Articles” means the Articles of Incorporation of PCBI, as amended.

“PCBI Balance Sheet Date” means June 30, 2005.

“PCBI Board” means the Board of Directors of PCBI.

“PCBI Bylaws” means the Bylaws of PCBI, as amended.

“PCBI Common Shares” means the common shares, par value $.01 per share, of PCBI.

“PCBI ERISA Affiliate” means any corporation, trade or business that is, along with PCBI or any of its Subsidiaries, a member of a controlled group of corporations or a group of trades or businesses (whether or not incorporated) that are under common control, as described in Sections 414(b) and 414(c) of the Code and the regulations issued thereunder, respectively, or Section 4001 of ERISA.

“PCBI Financial Statements” means, collectively, the audited consolidated financial statements of PCBI, consisting of consolidated statements of financial condition as of September 30, 2004, 2003 and 2002 and the related consolidated statements of earnings, shareholders’ equity and cash flows for the three years then ended, including the related notes and reports thereon of PCBI’s auditor, and the unaudited interim consolidated statements of Peoples Bank, consisting of consolidated statements of financial condition as of June 30, 2005, the related unaudited consolidated statements of earnings, cash flows, including the related notes thereto, for the nine months ended June 30, 2005.

“PCBI Price” means either (i) the price per share of the last sale of PCBI Common Shares or (ii) as to those trading days in which no sales of PCBI Common Shares are made, the average of the bid and ask price for a PCBI Common Share, all as reported on NASDAQ at the close of the trading days by the NASD.

“PCBI SEC Documents” has the meaning set forth in Section 5.04(g)(i).

“Peoples Bank” has the meaning set forth in Recital B.

“Peer Group” means: (i) First Place Financial Corp. (FPFC) of Warren, Ohio, (ii) First Defiance Financial (FDEF) of Defiance, Ohio, (iii) PVF Capital Corp. (PVFC) of Solon, Ohio, (iv) Wayne Savings Bancshares (WAYN) of Wooster, Ohio, (v) Perpetual Federal Savings Bank (PFOH) of Urbana, Ohio, (vi) Northern Savings & Loan Co (NLVS) of Elyria, Ohio, (vii) First Franklin Corp. (FFHS) of Cincinnati, Ohio, and (viii) Home City Financial Corp. (HCFC) of Springfield, OH; provided, however, that any member of the Peer Group that is, or has entered into an agreement or publicly announced discussions to be, acquired by or merged into another financial institution prior to the Effective Date, shall be deemed to have been removed from the Peer Group prior to the date of this Agreement.

“Peer Group Price” means arithmetic mean of the price per share of the last sale of common stock of each member of the Peer Group; provided, however, that, as to those trading days in which no sales are made of the common stock of one or more members of the Peer Group (the “No-sale Peer Group Members”), the average of the bid and ask price for each such No-sale Peer Group Member shall be used for purpose of computing the Peer Group Price as described in the first clause in this definition.  The price per share and average bid and ask prices referenced above shall be as reported on NASDAQ at the close of the trading days by the NASD.

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust or unincorporated organization.

“Pension Plan” has the meaning set forth in Section 5.03(m)(ii).

“Previously Disclosed” by a party shall mean the information set forth in such party’s Disclosure Schedule.

“Proxy Statement” has the meaning set forth in Section 6.02.

“Purchase Price Adjustment” has the meaning set forth in Section 3.02.

“Registration Statement” has the meaning set forth in Section 6.03(a).

“Regulatory Authorities” has the meaning set forth in Section 5.03(i).

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, legal or financial advisors or any representatives of such legal or financial advisors.

“Resulting Bank” has the meaning set forth in Section 2.02.

“Rights” means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such person.

“SEC” means the Securities and Exchange Commission.

“Secretary” means the Secretary of State of the State of Ohio.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Subsidiary” has the meaning ascribed to it in Rule 1-02 of Regulation S-X of the SEC.

“Subsidiary Merger” has the meaning set forth in Section 2.02.

“Superintendent” means the Superintendent of Financial Institutions in the State of Ohio.

“Surviving Corporation” has the meaning set forth in Section 2.01.

“Tax” and “Taxes” means all federal, state, local and foreign income, gross income, gross receipts, gains, premium, sales, use, ad valorem, transfer, franchise, profits, withholding, payroll, employment, excise, severance, stamp, occupancy, license, lease, environmental, customs, duties, property, windfall profits and other taxes (including, without limitation, any interest penalties or additions to tax with respect thereto.

“Tax Returns” means all returns, statements, reports and forms (including, without limitation, elections, declarations, disclosures, schedules, estimates and information returns).

“Treasury Shares” shall mean shares of Mercantile Common Shares held by Mercantile or a Mercantile Subsidiary or by PCBI or any of its Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted in good faith.

“Valuation Period” has the meaning set forth in the definition of Average PCBI Price.

ARTICLE II

The Merger

2.01         The Parent Merger.  At the Effective Time, Mercantile shall merge with and into PCBI (the “Parent Merger”), the separate corporate existence of Mercantile shall cease and PCBI shall survive and continue to exist as a Maryland corporation (PCBI, as the surviving corporation in the Parent Merger, sometimes being referred to herein as the “Surviving Corporation”).  The Parent Merger shall become effective upon the occurrence of the filing of the Certificate of Merger with the Department and the

Secretary, or such later date and time as may be set forth in such filings.  The Parent Merger shall have the effects prescribed in the MGCL and the OGCL.

2.02         The Subsidiary Merger.  Pursuant to an agreement to merge (the “Agreement to Merge”) to be executed by Peoples Bank and Mercantile Bank and filed with the OTS and the Superintendent, as required, and any other applicable regulatory approval, Mercantile Bank shall merge with and into Peoples Bank (the “Subsidiary Merger”), at the time specified in the Agreement to Merge (which shall not be earlier than the Effective Time).  Upon consummation of the Subsidiary Merger, the separate corporate existence of Mercantile Bank shall cease and Peoples Bank shall survive and continue to exist as a federally-chartered stock savings bank (Peoples Bank, as the resulting bank in the Subsidiary Merger, sometimes being referred to herein as the “Resulting Bank”).  (The Parent Merger and the Subsidiary Merger shall sometimes collectively be referred to as the “Merger”.)

2.03         Closing of Parent Merger.  The Closing of the Parent Merger (the “Closing”) will take place in the offices of Squire, Sanders & Dempsey L.L.P., 312 Walnut Street, Cincinnati, Ohio, at 10:00 a.m. on the third business day (unless the parties agree to another time or date) after satisfaction or waiver of the conditions set forth in Article VII, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions (the “Closing Date”).

2.04         Effective Date and Effective Time.  Subject to the provisions of this Agreement, the parties shall cause the effective date of the Parent Merger (the “Effective Date”) and the Conversion Date to occur as soon as practicable after the last of the conditions set forth in Article VII shall have been satisfied or waived in accordance with the terms of this Agreement; provided, however, that the Effective Date shall fall: (i) after January 1, 2006, (ii) on or about the Conversion Date; and (iii) before the earlier of (a) the date specified in Section 8.01(c) hereof, or (b) the date after which any Regulatory Authority approval or any extension thereof expires.  The time on the Effective Date when the Parent Merger shall become effective is referred to as the “Effective Time.”

ARTICLE III

Consideration; Purchase Price Adjustment; Exchange Procedures

3.01         Merger Consideration.  Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Parent Merger and without any action on the part of any Person, each share (excluding Treasury Shares and Dissenting Shares) of Mercantile Common Shares issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger, be converted into the right to receive and be exchangeable for an amount of cash and PCBI Common Shares, as described herein, in each case payable on a pro rata basis and subject to the provisions in Section 3.01(a) and (d) hereof.  The total consideration payable by PCBI in connection with the Merger shall equal $12.0 million minus the assumed Book Value of Fixed Assets as of the month end immediately preceding the Effective Date (“Purchase Price”), (the

“Merger Consideration”).  Such Merger Consideration shall consist of (A) PCBI Common Shares having an aggregate value of $7,700,000  as of the Effective Date (based upon the average (arithmetic mean) closing price for PCBI’s Common Shares for twenty (20) trading days immediately preceding the ten (10) calendar days immediately prior to the Closing Date) (the “Stock Consideration”) and (B) cash equal to the Purchase Price minus the sum of the $7.7 million Stock Consideration and $360,838 of severance payments (the “Cash Consideration”).

(a)           Merger Consideration.  Subject to the provisions hereof, as of the Effective Time, each Mercantile shareholder will be entitled to receive his pro rata portion of the Merger Consideration in cash and in PCBI Common Shares, provided, however, that fractional shares will not be issued and cash (payable by wire transfer of immediately available funds or by check) will be paid in lieu thereof as provided in Section 3.04.

(b)           Treasury Shares.  Mercantile Common Shares held as Treasury Shares immediately prior to the Effective Time shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

(c)           Outstanding PCBI Common Shares.  Each PCBI Common Share issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Merger.

3.02         Fixed Assets.  As set forth in Section 7.03(c), Mercantile and the Mercantile Subsidiaries shall sell all of their respective Previously Disclosed Fixed Assets in one or more transactions and dividend or otherwise distribute to the shareholders of Mercantile all proceeds of such sales of Fixed Assets, net of all costs and expenses associated with such sales, including but not limited to, any applicable employee bonus payments and all brokerage fees and estimated taxes, including but not limited to income, capital gains and recapture taxes, incurred by Mercantile or the Mercantile Subsidiaries in connection with such sale(s), (the amount of such estimated taxes shall be as calculated by BKD, LLP or such other third party as the parties hereto may mutually agree upon).

3.03         Rights as Shareholders; Share Transfers.  At the Effective Time, holders of Mercantile Common Shares shall cease to be, and shall have no rights as, shareholders of Mercantile, other than to receive (i) any dividend or other distribution with respect to such Mercantile Common Shares Previously Disclosed and with a record date occurring prior to the Effective Time, and (ii) the consideration provided under this Article III or appraisal rights in the case of Dissenting Shares.  After the Effective Time, there shall be no transfers on the stock transfer books of Mercantile or the Surviving Corporation of any Mercantile Common Shares.

3.04         Fractional Shares.  As specified elsewhere in this Agreement, no fractional PCBI Common Shares and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Parent Merger.  Instead, PCBI shall pay to each holder of Mercantile Common Shares who would otherwise be entitled to a fractional PCBI Common Share (after taking into account all Old Certificates delivered by such holder) an amount in cash (without interest) equal to the value of such fractional share of PCBI Common Shares to which the holder would be entitled.

3.05         Exchange Procedures.

(a)           At or prior to the Effective Time, PCBI shall deposit, or shall cause to be deposited, with Registrar and Transfer Company of Cranford, New Jersey (in such capacity, the “Exchange Agent”), for the benefit of the holders of certificates formerly representing Mercantile Common Shares (“Old Certificates”), for exchange in accordance with this Article III,  certificates, or at PCBI’s option, evidence of shares in book entry form, representing the Stock Consideration (“New Certificates”) and an amount of cash equal to the Cash Consideration (such cash and New Certificates, together with any dividends or distributions with a record date occurring on or after the Effective Date with respect thereto (without any interest on any such cash, dividends or distributions), being hereinafter referred to as the “Exchange Fund”) to be paid pursuant to this Article III in exchange for outstanding Mercantile Common Shares.

(b)           On the Effective Date, PCBI shall send or cause to be sent to each former holder of record of Mercantile Common Shares immediately prior to the Effective Time transmittal materials for use in exchanging such shareholder’s Old Certificates for the consideration set forth in this Article III.  PCBI shall cause the New Certificates into which shares of a shareholder’s Mercantile Common Shares are converted on the Effective Date and/or any check in respect of cash to be paid as part of the Merger Consideration and in respect of any fractional share interests or dividends or distributions which such person shall be entitled to receive to be delivered to such shareholder upon delivery to the Exchange Agent of Old Certificates representing such Mercantile Common Shares (or an indemnity affidavit, if any of such certificates are lost, stolen or destroyed) owned by such shareholder.  No interest will be paid on any such cash to be paid in lieu of fractional share interests or in respect of dividends or distributions which any such person shall be entitled to receive pursuant to this Article III upon such delivery.

(c)           Notwithstanding the foregoing, neither the Exchange Agent, nor any party hereto shall be liable to any former holder of Mercantile Common Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(d)           No dividends or other distributions with respect to PCBI Common Shares with a record date occurring on or after the Effective Date shall be paid to the holder of any unsurrendered Old Certificate representing PCBI Common Shares converted in the Parent Merger into the right to receive shares of such PCBI Common Shares until the holder thereof shall be entitled to receive New Certificates in exchange therefor in accordance with the procedures set forth in this Section 3.05.  After becoming so entitled in accordance with this Section 3.05, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of PCBI Common Share such holder had the right to receive upon surrender of the Old Certificates.

(e)           Any portion of the Exchange Fund that remains unclaimed by the shareholders of Mercantile for one year after the Effective Time shall be paid to PCBI.  Any shareholders of Mercantile who have not theretofore complied with this Article III shall thereafter look only to PCBI for payment of the PCBI Common Shares, cash in lieu of any fractional shares and unpaid dividends and distributions on PCBI Common Shares deliverable in respect of each share of Mercantile Common Shares such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

3.06         Anti-Dilution Provisions and Other Adjustments.

In the event PCBI changes (or establishes a record date for changing) the number of PCBI Common Shares issued and outstanding between the date hereof and the Effective Date as a result of a stock split, stock dividend, recapitalization, reclassification, split up, combination, exchange of shares, readjustment or similar transaction with respect to the outstanding PCBI Common Shares and the record date therefor shall be prior to the Effective Date, the Stock Consideration shall be proportionately adjusted.

ARTICLE IV

Actions Pending Consummation of Merger

4.01         Forbearances of Mercantile.  From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of PCBI, Mercantile will not, and will cause Mercantile Bank not to:

(a)           Ordinary Course.  Except as Previously Disclosed, conduct the business of Mercantile and Mercantile Bank other than in the ordinary and usual course or fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or voluntarily take any action which, at the time taken, is reasonably likely to have an adverse effect upon Mercantile’s ability to perform any of its material obligations under this Agreement.

(b)           Capital Stock.  Other than as Previously Disclosed or pursuant to Rights outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional Mercantile Common Shares or any Rights thereto, (ii) enter into any agreement with respect to the foregoing, or (iii) permit any additional Mercantile Common Shares to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights.

(c)           Dividends, Etc.  Except as Previously Disclosed or as contemplated by Section 3.02, (i) make, declare, pay or set aside for payment any dividend, or

(ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

(d)           Compensation; Employment Agreements; Etc.  Except as Previously Disclosed, enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of Mercantile or a Mercantile Subsidiary, or grant any salary or wage increase or increase any benefit (including incentive or bonus payments) under any Compensation and Benefit Plan except (i) for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, (ii) for other changes that are required by applicable law, or (iii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof.

(e)           Benefit Plans.  Enter into, establish, adopt or amend (except (i) as may be required by applicable law, (ii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof or (iii) the regular annual renewal of group insurance contracts) any Compensation and Benefit Plan, in respect of any director, officer or employee of Mercantile or Mercantile Bank, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

(f)            Dispositions.  Except as Previously Disclosed or as contemplated by Section 3.02, sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its material: assets, deposits, business or properties.

(g)           Acquisitions.  Except as Previously Disclosed, acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business, consistent with past practice) all or any portion of, the assets, business, deposits or properties of any other entity.

(h)           Governing Documents.  Amend the Mercantile Articles, Mercantile Code or the articles of incorporation or bylaws (or similar governing documents) of any of Mercantile’s Subsidiaries.

(i)            Accounting Methods.  Implement or adopt any change in its accounting principles, practices or methods, including loan loss, depreciation and amortization methodologies, other than as may be required by GAAP, or, with respect to Mercantile Bank, applicable regulatory accounting principles.

(j)            Contracts.  Except as Previously Disclosed, enter into, terminate, amend or modify in any material respect, any contract with a value in excess of $10,000.

(k)           Claims.  Settle any claim, action or proceeding, except for any claim, action or proceeding which does not involve precedent for other material claim, actions or proceedings and which involve solely money damages in an amount not in excess of $10,000.

(l)            Adverse Actions.  (a) Take any action while knowing that such action would, or is reasonably likely to,  prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or (b) knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied or (iii) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

(m)          Risk Management.  Except pursuant to applicable law or regulation, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

(n)           Capital Expenditures.  Make any capital expenditures in excess of $10,000 other than pursuant to binding commitments existing on the date hereof, and other than expenditures necessary to maintain existing assets in good repair.

(o)           Hiring.  Hire any person as an employee of Mercantile or any of its Subsidiaries or promote any employee, except (i) to satisfy contractual obligations existing as of the date hereof and as Previously Disclosed or (ii) persons whose employment is terminable at the will of Mercantile or a Subsidiary of Mercantile, as applicable.

(p)           Transactions with Affiliates. Except pursuant to agreements or arrangements in effect on the date hereof or except as Previously Disclosed, pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any affiliates or associates (as such terms are defined under the Exchange Act) of any of its officers or directors.

(q)           Banking Operations.  Enter into any new material line of business; change its material lending, investment, underwriting, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any governmental authority; or file any application or make any contract with respect to branching or site location or branching or site relocation.

(r)            Derivatives Transactions.  Enter into any Derivatives Transactions.

(s)           Indebtedness.  Incur any indebtedness for borrowed money, other than in the ordinary course of business consistent with past practice.

(t)            Investment Securities.  Invest in any securities other than United States government or agency securities with a term of one (1) year or less or Federal funds.

(u)           Taxes.  Except as may be required by applicable laws or regulations, make or change any material tax election, file any material amended tax return, enter into any material closing agreement, settle or compromise any material liability with respect to taxes, or consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment.

(v)           Compliance with Agreements.  Knowingly commit any act or omission which constitutes a material breach or default by Mercantile or any of its Subsidiaries under any agreement with any governmental authority or under any material contract to which any of them is a party or by which any of them or their respective properties is bound.

(w)          Investments in Real Estate.  Except as Previously Disclosed with respect to certain real property (the “Other Property”), make any investments or commitment to invest in real estate (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice), provided, however, that the commitment with respect to the Other Property shall be subject to the Previously Disclosed binding, non-cancellable take out agreement.  In no event may Mercantile take title to the Other Property.

(x)            Environmental Assessments.  Foreclose on or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose on any such real estate if such environmental assessment indicates that material remediation costs or damages are likely to be incurred with respect to such property under applicable Environmental Laws.

(y)           Commitments.  Agree or commit to do any of the foregoing.

4.02         Forbearances of PCBI. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of Mercantile, PCBI will not, and will cause each of its Subsidiaries not to:

(a)           Ordinary Course.  Conduct the business of PCBI and its Subsidiaries other than in the ordinary and usual course or fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or voluntarily take any action which, at the time taken, is reasonably likely to have an adverse effect upon PCBI’s ability to perform any of its material obligations under this Agreement.

(b)           Acquisitions.  Except as Previously Disclosed and except in those circumstances when PCBI shareholder approval is not required by applicable law, regulation, rule or by PCBI’s articles of incorporation, bylaws or similar governing documents, acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business, consistent with past practice) all or any portion of, the assets, business, deposits or properties of any other entity.

(c)           Governing Documents.  Amend the PCBI Articles, PCBI Bylaws or the articles of incorporation or bylaws (or similar governing documents) of any of PCBI’s Subsidiaries, except for ministerial amendments or any amendments relating to a change in the status of the Bank as a federally-chartered savings bank to a different state or federally-chartered savings institution.

(d)           Adverse Actions.  (a) Take any action while knowing that such action would, or is reasonably likely to,  prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or (b) knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied or (iii) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

(e)           Risk Management.  Except pursuant to applicable law or regulation, fail to follow its existing policies with respect to managing its exposure to interest rate risk.

(f)            Change in Control. Neither PCBI nor Peoples Bank will consummate a Change in Control transaction prior to the Effective Time.

(g)           Commitments.  Agree or commit to do any of the foregoing.

ARTICLE V

Representations and Warranties

5.01         Disclosure Schedules.  On or prior to the date hereof, PCBI has delivered to Mercantile a schedule and Mercantile has delivered to PCBI a schedule (respectively, its “Disclosure Schedule”) setting forth, among other things, items, the disclosure of which are necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03 or 5.04 or to one or more of its respective covenants contained in Article IV; provided, that (a) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 5.02, and (b) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to have or result in a Material Adverse Effect on the party making the representation.  Mercantile’s representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue, incorrect or to have been breached as a result of effects on Mercantile arising solely from actions taken in compliance with a written request of PCBI.

5.02         Standard.  No representation or warranty of Mercantile or PCBI contained in Section 5.03 or 5.04 shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03 or 5.04 has had, or is reasonably likely to have, a Material Adverse Effect.

5.03         Representations and Warranties of Mercantile.  Subject to Sections 5.01 and 5.02 and except as Previously Disclosed in a paragraph of its Disclosure Schedule corresponding to the relevant paragraph below, Mercantile hereby represents and warrants to PCBI:

(a)           Organization, Standing and Authority.  Mercantile is a unitary thrift holding company duly organized, validly existing and in good standing under the laws of the State of Ohio.  Mercantile is duly licensed or qualified to do business and is in good standing in any and all foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified.

(b)           Capital Structure of Mercantile.  As of the date hereof, the authorized number of shares of Mercantile is 100,000, all of which are common shares without par value, of which 9,014 are issued and outstanding as of the date hereof.  The outstanding Mercantile Common Shares have been duly authorized, are validly issued and outstanding, fully paid, nonassessable and free of preemptive rights.  As of the date hereof, except as Previously Disclosed, (i) Mercantile does not have any Rights issued or outstanding with respect to Mercantile Common Shares, and (ii) Mercantile does not have any commitment to authorize, issue or sell any Mercantile Common Shares or Rights, except pursuant to this Agreement.  Neither Mercantile nor Mercantile Bank has an option or any other plan pursuant to which Rights to purchase Mercantile Common Shares may be issued.

(c)           Subsidiaries.

(i)  Except as Previously Disclosed: (A) Mercantile owns, directly or indirectly, all the issued and outstanding equity securities of each Mercantile Subsidiary, (B) no equity securities of any Mercantile Subsidiary are subject to any Right, (C) there are no contracts, commitments, understandings or arrangements by which a Mercantile Subsidiary is or may be bound to sell or otherwise transfer any of its equity securities, (D) there are no contracts, commitments, understandings, or arrangements relating to Mercantile’s rights to vote or to dispose of such securities, (E) all the equity securities of the Mercantile Subsidiaries held by Mercantile are fully paid and nonassessable and are owned by Mercantile, free and clear of any Liens, and (F) Mercantile Bank is an “insured bank” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder.

(ii)   Mercantile does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind, other than the Mercantile Subsidiaries.

(iii)  Each of the Mercantile Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly licensed or qualified to do business and in good standing in all jurisdictions where its ownership or leasing of property or its conduct of business requires it to be so licensed or qualified.

(d)           Corporate Power; Authorized and Effective Agreement.  Except as Previously Disclosed, Mercantile and each Mercantile Subsidiary has full corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets.  Subject to the adoption of this Agreement by the holders of the requisite number of Mercantile Common Shares entitled to vote on this Agreement pursuant to the OGCL and the Mercantile Articles and the approval of this Agreement and the Merger by applicable federal and state banking authorities, (i) Mercantile has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Parent Merger, and (ii) Mercantile Bank has the corporate power and authority to consummate the Subsidiary Merger in accordance with the terms of this Agreement and the Agreement to Merge.

(e)           Corporate Authority.  Subject to the adoption of this Agreement by the holders of the requisite number of Mercantile Common Shares entitled to vote on this Agreement pursuant to the OGCL, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Mercantile on or before the date hereof.  The Agreement to Merge, when executed by Mercantile Bank, shall have been approved by the Board of Directors of Mercantile Bank and by Mercantile, as the sole shareholder of Mercantile Bank.  This Agreement is a valid and legally binding obligation of

Mercantile, enforceable against Mercantile in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles and except to the extent such enforceability may be limited by laws relating to safety and soundness of insured depository institutions as set forth in 12 U.S.C. § 1818(b) or by appointment of a conservator by the FDIC).

(f)            Regulatory Filings; No Defaults.

(i)  No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Mercantile or Mercantile Bank in connection with the execution, delivery or performance by Mercantile of this Agreement or to consummate the Merger, except as Previously Disclosed and except for (A) filings of applications,  notices and the Agreement to Merge, as applicable, with federal and state banking authorities, (B) the filing of the Certificate of Merger with the Department pursuant to the MGCL and (C) the filing of the Certificate of Merger with the Secretary pursuant to the OGCL.  Except as Previously Disclosed, as of the date hereof, to Mercantile’s knowledge, the approvals set forth in Section 7.01(b) will be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(ii)  Subject to receipt of the regulatory and shareholder approvals referred to above, the expiration of regulatory waiting periods and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) except as Previously Disclosed, constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Mercantile or of a Mercantile Subsidiary or to which Mercantile or a Mercantile Subsidiary or their properties is subject or bound,  (B) constitute a breach or violation of, or a default under, the Mercantile Articles or the Mercantile Code or similar governing documents of any Mercantile Subsidiary or (C) except as Previously Disclosed, require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

(g)           Financial Statements; Material Adverse Effect.

(i)  Except as Previously Disclosed, the audited consolidated financial statements of Mercantile, consisting of consolidated statements of financial condition as of December 31, 2004, 2003 and 2002, and the related consolidated statements of earnings, shareholders’ equity and cash flows for the three years then ended, including the related notes and the reports thereon of Mercantile’s auditor, and the unaudited interim consolidated statements of Mercantile Bank, consisting of consolidated statements of financial condition as of June 30, 2005, the related unaudited consolidated statements of earnings, shareholders’ equity and cash flows, including the related notes thereto, for the six months ended June 30, 2005, (collectively, all of such audited and unaudited consolidated financial statements are referred to as the “Mercantile Financial Statements”), copies of which have been provided or made available to PCBI, have been prepared in accordance with GAAP or, with respect to Mercantile Bank, applicable regulatory accounting principles, and present fairly, in all material respects, the consolidated financial position, earnings, shareholders’ equity and cash flows of Mercantile and the Mercantile Subsidiaries, for the periods then ended.

(ii)  Except as Previously Disclosed, since December 31, 2004, (A) Mercantile and each Mercantile Subsidiary has conducted its respective business in the ordinary and usual course consistent with past practice (excluding matters related to this Agreement and the transactions contemplated hereby) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.03 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to Mercantile.

(h)           Litigation.  Except as Previously Disclosed, no litigation, claim or other proceeding before any court or governmental agency is pending against Mercantile or a Mercantile Subsidiary and, to Mercantile’s knowledge, no such litigation, claim or other proceeding has been threatened.

(i)            Regulatory Matters.

(i)  Except as Previously Disclosed, neither Mercantile, nor any Mercantile Subsidiary is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions (or their holding companies) or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of Mercantile or Mercantile Bank (collectively, the “Regulatory Authorities”).

(ii)  Except as Previously Disclosed, neither Mercantile nor any Mercantile Subsidiary has been provided written notice from any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(j)            Compliance with Laws.  Except as Previously Disclosed, Mercantile and each Mercantile Subsidiary:

(i)  is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Financial Services Modernization Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

(ii)  has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Mercantile’s knowledge, no suspension or cancellation of any of them is threatened; and

(iii)   has not received, since December 31, 2004, any written communication from any Governmental Authority (A) asserting that Mercantile or Mercantile Bank is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to Mercantile’s knowledge, do any grounds for any of the foregoing exist).

(k)           Material Contracts; Defaults.  Except for this Agreement and those agreements and contracts Previously Disclosed, neither Mercantile nor any Mercantile Subsidiary is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (i) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K or (ii) that restricts or limits in any way the conduct of its business.  Neither Mercantile nor any Mercantile Subsidiary is in material default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations are bound or are affected in any way, or under which it or its respective assets, business, or operations receive benefits, and to Mercantile’s knowledge, there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.  Except as Previously Disclosed, each contract to which Mercantile or any of the Mercantile Subsidiaries is a party, by which any of its respective assets, business or operations may be bound or affected, or under which it or its respective assets, business or operations receives benefits, is a valid and legally binding obligation of Mercantile or Mercantile Subsidiary, as applicable, and to Mercantile’s knowledge, the other party or parties thereto, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor’s rights or by general equity principles).

(l)            Brokerage and Finder’s Fees.  Mercantile has not employed any broker or agent, or agreed to pay or incurred any brokerage fee, finder’s fee, commission or similar form of compensation in connection with this Agreement or the transactions, except the Previously Disclosed fee to be paid to KeyBanc Capital Markets, a division of McDonald Investments Inc.

(m)          Employee Benefit Plans.

(i)  Section 5.03(m)(i) of Mercantile’s Disclosure Schedule contains a complete and accurate list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment or severance agreements and all similar practices, policies and arrangements maintained or sponsored by Mercantile or a Mercantile Subsidiary and in which any current or former employee (the “Employees”), current or former consultant (the “Consultants”) or current or former director (the “Directors”) of Mercantile or a Mercantile Subsidiary participates or to which any such Employees, Consultants or Directors are a party, but excluding any arrangement described in Department of Labor Reg. §2510.3-1(b) (the “Compensation and Benefit Plans”).  Mercantile has delivered or made available to PCBI prior to the date of this Agreement true, correct and complete copies of the following documents: (1): each of the Compensation and Benefit Plans, (2) all trust agreements or other funding arrangements for the Compensation and Benefit Plans (including insurance contracts) and all amendments thereto (all of which are disclosed in Section 5.03(m)(i) of the Mercantile Disclosure Schedule), (3) annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports and summary annual reports prepared for any Compensation and Benefit Plan with respect to the last three plan years and (4) the most recent summary plan descriptions and any material modifications thereto.  Neither Mercantile nor any Mercantile Subsidiary has any commitment to create any additional Compensation and Benefit Plan or to modify or change any existing Compensation and Benefit Plan, except as required by law.

(ii)  Each Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and in accordance with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, or the Exchange Act, and, to the knowledge of Mercantile, all filings, disclosures and notices required by ERISA, the Code, the Securities Act, or the Exchange Act and any other applicable law have been timely made.  Each Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has received (or has applied for or will timely apply for) a favorable determination letter, covering GUST (as defined in Rev. Proc. 2004-6) from the Internal Revenue Service (“IRS”) or, if such Compensation and Benefit Plan is based on a prototype or volume submitter specimen plan that has received a favorable opinion letter from the IRS, Mercantile may rely on such opinion letter for purposes of Section 401(a) of the Code, and to Mercantile’s knowledge, no circumstances exist that are likely to result in revocation of any such favorable determination letter or opinion letter.  To the knowledge of Mercantile, there is no material pending or threatened legal action, suit or claim relating to the Compensation and Benefit Plans other than routine claims for benefits.  To the knowledge of Mercantile, neither Mercantile nor any Mercantile Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject Mercantile or a Mercantile Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof.

(iii)  No liability (other than for payment of premiums to the PBGC which have been made or will be made on a timely basis) under Title IV of ERISA has been, within the past six (6) years, or is expected to be incurred by Mercantile or any Mercantile Subsidiary with respect to any ongoing, frozen or terminated Compensation and Benefit Plan that is a “single-employer plan” within the meaning of Section 4001(a)(15) of ERISA.  Neither Mercantile nor any Mercantile Subsidiary has contributed, or has been obligated to contribute, to a multiemployer plan under Subtitle E of Title IV of ERISA at any time within the past six (6) years.  No notice of a “reportable event”, within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Compensation and Benefit Plan within the 12-month period ending on the date hereof, and no such notice will be required to be filed as a result of the transactions contemplated by this Agreement.  To Mercantile’s knowledge, the PBGC has not instituted proceedings to terminate any Pension Plan and no condition exists that presents a material risk that such proceedings will be instituted.  To the knowledge of Mercantile, there is no pending investigation or enforcement action by the PBGC, the Department of Labor (the “DOL”) or the IRS or any other governmental agency with respect to any Compensation and Benefit Plan.

(iv)  All contributions required to be made under the terms of any Compensation and Benefit Plan have been timely made or have been reflected on Mercantile’s financial statements.  No Pension Plan that is a “single-employer plan”, within the meaning of Section 4001(a)(15) of

ERISA has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and all required payments to the PBGC with respect to each such Pension Plan have been timely made.

(v)  Except as Previously Disclosed, neither Mercantile nor any Mercantile Subsidiary has any obligations to provide retiree post-retirement medical benefits, post-retirement welfare benefits or other post-retirement death benefits to its current employees or former employees under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code (and at the sole expense of the participant or the beneficiary of the participant), and each such Compensation and Benefit Plan may be amended or terminated without incurring liability thereunder.  There has been no communication to Employees by Mercantile or a Mercantile Subsidiary that would reasonably be expected to promise or guarantee such Employees retiree health or life insurance or other retiree death benefits on a permanent basis.

(vi)   Neither Mercantile nor any Mercantile Subsidiary maintains any Compensation and Benefit Plans covering foreign Employees.

(vii)  Except as Previously Disclosed, shareholder approval of this Agreement or the consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) reasonably be expected to (A) entitle any Employee, Consultant or Director to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan; (C) result in any material increase in benefits payable under any Compensation and Benefit Plan; (D) result in any payment which may be nondeductible for federal income tax purposes pursuant to Sections 162(m) of the Code and the regulations issued thereunder.

(viii)  Except as Previously Disclosed, as a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), none of PCBI, the Surviving Corporation, or any of their respective Subsidiaries, Mercantile or the Mercantile Subsidiaries will be obligated to make a payment that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual” (as such terms are defined in Section 280G of the Code) of Mercantile on a consolidated basis, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

(n)           Labor Matters.  Neither Mercantile nor any Mercantile Subsidiary is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Mercantile or a Mercantile Subsidiary the subject of a proceeding asserting that Mercantile or a Mercantile Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Mercantile or a Mercantile Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving Mercantile or any of the Mercantile Subsidiaries pending or, to Mercantile’s knowledge, threatened.

(o)           Reserved.

(p)           Environmental Matters.

(i)            Mercantile and the Mercantile Subsidiaries are in substantial compliance with applicable Environmental Laws; (ii) to Mercantile’s knowledge, no real property (including buildings or other structures) currently or formerly owned or operated by Mercantile or any of the Mercantile Subsidiaries, or any property in which Mercantile or any of the Mercantile Subsidiaries has held a security interest, Lien or a fiduciary or management role (“Mercantile Loan Property”), has been contaminated with, or has had any release of, any Hazardous Substance except in compliance with Environmental Laws; (iii) to Mercantile’s knowledge, neither Mercantile nor any of the Mercantile Subsidiaries could be deemed under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.A. §§ 9601 et. seq., to be the owner or operator of any Mercantile Loan Property which has been contaminated with, or on which there has been a release of, any Hazardous Substance except in compliance with Environmental Laws; (iv) to Mercantile’s knowledge, neither Mercantile nor any of the Mercantile Subsidiaries has any liability for any Hazardous Substance disposal or contamination on any property not considered a Mercantile Loan Property; (v) in the last three years, neither Mercantile nor any of the Mercantile Subsidiaries has received any notice, demand letter, claim or request for information alleging any violation of, or liability under, any Environmental Law; (vi) to Mercantile’s knowledge, neither Mercantile nor any of the Mercantile Subsidiaries is subject to any order, decree, injunction or other agreement regarding the Mercantile Loan Property with any Governmental Authority or any third party relating to any Environmental Law; and (vii) to Mercantile’s knowledge, there are no circumstances or conditions involving Hazardous Substances reasonably expected by Mercantile to result in any claims, liability or investigations against Mercantile or any of Mercantile Subsidiaries, result in any restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law or materially adversely affect the value of any Mercantile Loan Property.

(q)           Tax Matters.

(i)            Except as Previously Disclosed, Mercantile and the Mercantile Subsidiaries have timely filed all Tax Returns with respect to all Taxes required to be filed with the appropriate tax authority. Such Tax Returns were true, correct and complete in all material respects.  Mercantile and the Mercantile Subsidiaries have paid and discharged all Taxes due (whether reflected on such Tax Returns or otherwise), other than such Taxes that are adequately accrued as shown on the Mercantile Financial Statements or have arisen in the ordinary course of business since June 30, 2005.

(ii)           Except as Previously Disclosed, neither the IRS nor any other taxing agency or authority, domestic or foreign, has asserted, is now asserting or, to the knowledge of Mercantile, threatening to assert against Mercantile or a Mercantile Subsidiary any deficiency or claim for additional Taxes.  There are no unexpired waivers by Mercantile of any statute of limitations with respect to Taxes.  The accruals and reserves for Taxes reflected in the Mercantile Financial Statements are adequate in all material respects for the periods covered.  Mercantile and each Mercantile Subsidiary has withheld or collected and paid over to the appropriate Governmental Authorities or are properly holding for such payment all Taxes required by law to be withheld or collected.  There are no Liens for Taxes upon the assets of Mercantile or a Mercantile Subsidiary, other than Liens for current Taxes not yet due and payable.

(iii)          Except as Previously Disclosed, neither Mercantile nor a Mercantile Subsidiary is a party to any agreement, contract, arrangement or plan that has resulted, or could result, individually or in the aggregate, in the payment of “excess parachute payments” within the meaning of Section 280G of the Code.

(iv)          No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transactions contemplated by this Agreement.

(r)            Reserved.

(s)           Books and Records. The books and records of Mercantile and the Mercantile Subsidiaries have been properly and accurately maintained in all material respects and in accordance with GAAP, applicable regulatory requirements and sound business practices and there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly present the substance of events and transactions included therein.

(t)            Insurance.  Mercantile and the Mercantile Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Mercantile reasonably has determined to be prudent in accordance with industry practices.  All such insurance policies are in full force and effect; Mercantile and the Mercantile Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in a timely fashion.

(u)           Disclosure.  The representations and warranties contained in this Section 5.03 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.03 not misleading.

(v)           Material Adverse Change.  Except as Previously Disclosed, Mercantile has not, on a consolidated basis, suffered a change in its business, financial condition or results of operations since December 31, 2004, that has had a Material Adverse Effect on Mercantile.

(w)          Absence of Undisclosed Liabilities.  Except as Previously Disclosed, neither Mercantile nor any Mercantile Subsidiary has any liability (contingent or otherwise) that is material to Mercantile on a consolidated basis, or that, when combined with all liabilities as to similar matters would be material to Mercantile on a consolidated basis, except as disclosed in the Mercantile Financial Statements.

(x)            Properties.  Except as Previously Disclosed, Mercantile and the Mercantile Subsidiaries have good and, as to real estate, marketable title, free and clear of all Liens, as to real and personal property reflected on the Mercantile Financial Statements as being owned by Mercantile or the Mercantile Subsidiaries as of June 30, 2005, or acquired after such date, except (i) statutory Liens for amounts not yet due and payable, (ii) pledges to secure deposits and other Liens incurred in the ordinary course of banking business, (iii) such Liens, if any, as do not materially adversely impair the value of such properties or business operations conducted at such properties, (iv) dispositions and encumbrances in the ordinary course of business, and (v) Liens on properties acquired in foreclosure or on account of debts previously contracted.  Except as Previously Disclosed, all leases pursuant to which Mercantile or a Mercantile Subsidiary, as lessee, leases real or personal property (except for leases that have expired by their terms or leases that Mercantile or a Mercantile Subsidiary has agreed to terminate since the date hereof) are valid without default thereunder by the lessee or, to Mercantile’s knowledge, the lessor.

(y)           Loans; Certain Transactions.  Except as Previously Disclosed, each loan reflected as an asset in the Mercantile Financial Statements as of June 30, 2005, other than loans the unpaid balance of which does not exceed $50,000 in the aggregate, (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(z)            Transactions with Affiliates.  All “covered transactions” between Mercantile Bank and an “affiliate” within the meaning of Sections 23A and 23B of the Federal Reserve Act have been in compliance with such provisions and the regulations of the Federal Reserve Board thereunder.

(aa)         Reserved.

(bb)         Deposit Insurance.  The deposits of Mercantile Bank are insured by the FDIC in accordance with The Federal Deposit Insurance Act (“FDIA”), and Mercantile Bank has paid all assessments and filed all reports required by the FDIA.

(cc)         Tax Treatment.  Mercantile agrees not to take any actions subsequent to the date of this Agreement that would adversely affect the ability of Mercantile to characterize the Merger as a tax-free reorganization under Section 368(a) of the Code.

5.04         Representations and Warranties of PCBI.  Subject to Sections 5.01 and 5.02 and except as Previously Disclosed in a paragraph of its Disclosure Schedule corresponding to the relevant paragraph below, PCBI hereby represents and warrants to Mercantile as follows:

(a)           Organization, Standing and Authority.  PCBI is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland.  PCBI is duly licensed or qualified to do business and is in good standing in any and all foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified.  PCBI is registered as a bank holding company with the FRB.

(b)           Capital Structure of PCBI.

(i)  The authorized capital stock of PCBI consists solely of 15,000,000 shares of PCBI Common Shares, of which 3,889,118 shares were outstanding as of the date hereof, and 1,000 shares of preferred stock of which no shares are outstanding as of the date hereof.  As of the date hereof, except as Previously Disclosed, (i) PCBI does not have any Rights issued or outstanding with respect to PCBI Common Shares,  and (ii) PCBI does not have any commitment to authorize, issue or sell any PCBI Common Shares or Rights, except pursuant to this Agreement.  The outstanding PCBI Common Shares have been duly authorized and are validly issued and outstanding, fully paid, nonassessable and free of preemptive rights.

(ii)  The PCBI Common Shares to be issued in exchange for Mercantile Common Shares in the Parent Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

(c)           Subsidiaries.  Each of PCBI’s Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly licensed or qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified and PCBI owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries.

(d)           Corporate Power.  Each of PCBI and its Subsidiaries has full corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets.  Subject to the approval of this Agreement and the Merger by applicable federal and state banking authorities, PCBI and Peoples Bank have the corporate power and authority to execute, deliver and perform their obligations under this Agreement and the Agreement to Merge and to consummate the transactions contemplated hereby and thereby.

(e)           Corporate Authority; Authorized and Effective Agreement. This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of PCBI and the PCBI Board prior to the date hereof and no shareholder approval is required on the part of PCBI.  The Agreement to Merge, when executed by Peoples Bank, shall have been approved by the Board of Directors of Peoples Bank and by PCBI, as the sole shareholder of Peoples Bank.  This Agreement is a valid and legally binding agreement of PCBI, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or “affecting creditors” rights or by general equity principles and except to the extent such enforceability may be limited by laws relating to safety and soundness of insured depository institutions as set forth in 12 U.S.C. § 1818(b) or by appointment of a conservator by the FDIC).

(f)            Regulatory Approvals; No Defaults.

(i)  No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by PCBI or any of its Subsidiaries in connection with the execution, delivery or performance by PCBI of this Agreement or to consummate the Merger except for (A) the filing of applications,  notices, or the Agreement to Merge, as applicable, with the federal and state banking authorities; (B) the filing of the Certificate of Merger with the Department pursuant to the MGCL; (C) the filing of the Certificate of Merger with the Secretary pursuant to the OGCL; (D) such filings as are required to be made or approvals as are required to be obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of PCBI Common Shares in the Parent Merger; and (E) receipt of the approvals set forth in Section 7.01(b).  As of the date hereof, PCBI is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(ii)  Subject to the satisfaction of the requirements referred to in the preceding paragraph and expiration of the related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of PCBI or of any of its Subsidiaries or to which PCBI or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the PCBI Articles or the PCBI Bylaws or similar governing documents of any PCBI Subsidiary, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

(g)           Financial Reports and SEC Documents; Material Adverse Effect.

(i)  PCBI’s Annual Reports on Form 10-K for the fiscal years ended September 30, 2004, 2003 and 2002, Quarterly Reports on Form 10-Q for the quarters ended December 31, 2004, March 31, 2005 and June 30, 2005 and all other reports, registration statements, definitive proxy statements or other statements filed or to be filed by it or any of its Subsidiaries with the SEC subsequent to 2001 under the Securities Act, or under Section 13(a), 13(c) 14 or 15(d) of the Exchange Act, in the form filed or to be filed (collectively, “PCBI SEC Documents”) as of the date filed, (A) complied or will comply in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets or statements of condition contained in or incorporated by reference into any such PCBI SEC Documents (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of PCBI and its Subsidiaries as of its date, and each of the statements of income or results of operations and changes in shareholders’ equity and cash flows or equivalent statements in such PCBI SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in shareholders’ equity and cash flows, as the case may be, of PCBI and its Subsidiaries for the periods to which they relate, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

(ii)  Except as Previously Disclosed since September 30, 2004, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.04 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to PCBI.

(h)           Litigation; Regulatory Action.

(i)  Except as Previously Disclosed, no litigation, claim or other proceeding before any Governmental Authority is pending against PCBI or any of its Subsidiaries and, to the best of PCBI’s knowledge, no such litigation, claim or other proceeding has been threatened.

(ii)  Neither PCBI nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from a Regulatory Authority, nor has PCBI or any of its Subsidiaries been advised by a Regulatory Authority that such agency is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(i)            Compliance with Laws.  Except as Previously Disclosed, each of PCBI and its Subsidiaries:

(i)  is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Financial Services Modernization Act and all other applicable fair lending laws and other laws relating to discriminatory business practices; and

(ii)  has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to conduct their businesses substantially as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best of its knowledge, no suspension or cancellation of any of them is threatened; and

(iii)  has not received, since September 30, 2004, any notification or communication from any Governmental Authority (A) asserting that PCBI or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to PCBI’ knowledge, do any grounds for any of the foregoing exist).

(j)            Brokerage and Finder’s Fees.  PCBI has not employed any broker, finder, or agent, or agreed to pay or incurred any brokerage fee, finder’s fee, commission or other similar form of compensation in connection with this Agreement or the transactions contemplated hereby.

(k)           Tax Matters.

(i)            Except as Previously Disclosed, PCBI and its Subsidiaries have timely filed all Tax Returns with respect to all Taxes required to be filed with the appropriate tax authority. Such Tax Returns were true, correct and complete in all material respects.  PCBI and its Subsidiaries have paid and discharged all Taxes due (whether reflected on such Tax Returns or otherwise), other than such Taxes that are adequately accrued as shown on the PCBI Financial Statements or have arisen in the ordinary course of business since the PCBI Balance Sheet Date.

(ii)           Except as Previously Disclosed, neither the IRS nor any other taxing agency or authority, domestic or foreign, has asserted, is now asserting or, to the knowledge of PCBI, threatening to assert against PCBI or a Subsidiary of PCBI any deficiency or claim for additional Taxes.  There are no unexpired waivers by PCBI of any statute of limitations with respect to Taxes.  The accruals and reserves for Taxes reflected in the PCBI Financial Statements are adequate in all material respects for the periods covered.  PCBI and each of its Subsidiaries has withheld or collected and paid over to the appropriate Governmental Authorities or are properly holding for such payment all Taxes required by law to be withheld or collected.  There are no Liens for Taxes upon the assets of PCBI or a PCBI Subsidiary, other than Liens for current Taxes not yet due and payable.

(iii)          No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transactions contemplated by this Agreement.

(l)            Books and Records.  The books and records of PCBI and its Subsidiaries have been properly and accurately maintained in all material respects, have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Exchange Act and there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly present the substance of events and transactions included therein.

(m)          Tax/Accounting Treatment.  As of the date hereof, PCBI is aware of no reason why the Merger will fail to receive purchase accounting treatment.  PCBI agrees not to take any actions subsequent to the date of this Agreement that would adversely affect the ability of Mercantile to characterize the Merger as a tax-free reorganization under Section 368(a) of the Code.

(n)           Disclosure.  The representations and warranties contained in this Section 5.04 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.04 not misleading.

(o)           Material Adverse Change.  PCBI has not, on a consolidated basis, suffered a change in its business, financial condition or results of operations since September 30, 2004, that has had a Material Adverse Effect on PCBI.

(p)           Deposit Insurance.  The deposits of Peoples Bank are insured by the FDIC in accordance with the FDIA, and Peoples Bank has paid all assessments and filed all reports required by the FDIA.

(q)           Employee Benefit Plans.

(i)            Section 5.04(q)(i) of PCBI’s Disclosure Schedule contains a complete and accurate list and classification of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment or severance agreements and all similar practices, policies and arrangements maintained or sponsored by PCBI or a PCBI ERISA Affiliate and in which any current or former employee (the “PCBI Employees”), current or former consultant (the “PCBI Consultants”) or current or former director (the “PCBI Directors”) of PCBI or a PCBI ERISA Affiliate participates or to which any such PCBI Employees, PCBI Consultants or PCBI Directors are a party, but excluding any arrangement described in Department of Labor Reg. §2510.3-1(b) (the “PCBI Compensation and Benefit Plans”).

(ii)           Each PCBI Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and in accordance with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, or the Exchange Act, and, to the knowledge of PCBI, all filings, disclosures and notices required by ERISA, the Code, the Securities Act, or the Exchange Act and any other applicable law have been timely made.  Each PCBI Compensation and Benefit Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “PCBI Pension Plan”) and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter covering GUST (as defined in Rev. Proc. 2004-6) from the Internal Revenue Service (“IRS”) or, if such PCBI Compensation and Benefit Plan is based on a prototype or volume submitter specimen plan that has received a favorable opinion letter from the IRS, PCBI may rely on such opinion letter for purposes of Section 401(a) of the Code, and to PCBI’s knowledge, no circumstances exist that are likely to result in revocation of any such favorable determination letter or opinion letter.  To the knowledge of PCBI, there is no material pending or threatened legal action, suit or claim relating to the PCBI Compensation and Benefit Plans other than routine claims for benefits.  To the knowledge of PCBI, neither PCBI nor any PCBI ERISA Affiliate has engaged in a transaction, or omitted to take any action, with respect to any PCBI Compensation and Benefit Plan that would reasonably be expected to subject PCBI or a PCBI ERISA Affiliate to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof.

(iii)          No liability (other than for payment of premiums to the PBGC that have been made or will be made on a timely basis) under Title IV of ERISA has been, within the past six (6) years, or is expected to be, incurred by PCBI or any PCBI ERISA Affiliate with respect to any ongoing, frozen or terminated PCBI Compensation and Benefit Plan that is a “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA.  Neither PCBI nor any PCBI ERISA Affiliate has contributed, or has been obligated to contribute, to a multiemployer plan (as defined in Section 3(37) of ERISA) under Subtitle E of Title IV of ERISA at any time within the past six (6) years.  No notice of a “reportable event,” within the meaning of Section 4043 of ERISA, for which the 30-day reporting requirement has not been waived has been required to be filed for any PCBI Compensation and Benefit Plan within the 12-month period ending on the date hereof, and no such notice will be required to be filed as a result of the transactions contemplated by this Agreement.  To PCBI’s knowledge, the PBGC has not instituted proceedings to terminate any PCBI Pension Plan and no condition exists that presents a material risk that such proceedings will be instituted.  To the knowledge of PCBI, there is no pending investigation or enforcement action by the PBGC, the DOL or the IRS or any other governmental agency with respect to any PCBI Compensation and Benefit Plan.

(iv)          All contributions required to be made under the terms of any PCBI Compensation and Benefit Plan have been timely made or have been reflected on PCBI’s financial statements.  No PCBI Pension Plan that is a “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, has an “accumulated funding deficiency,” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of

ERISA, and all required payments to the PBGC with respect to each such PCBI Pension Plan have been timely made.

(v)           Neither PCBI nor any PCBI ERISA Affiliate has any obligations to provide retiree post-retirement medical benefits, post-retirement welfare benefits or other post-retirement death benefits to its current employees or former employees under any PCBI Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code (and at the sole expense of the participant or the beneficiary of the participant), and each such Compensation and Benefit Plan may be amended or terminated without incurring liability thereunder.  There has been no communication to PCBI Employees by PCBI or a PCBI ERISA Affiliate that would reasonably be expected to promise or guarantee such PCBI Employees retiree health or life insurance or other retiree death benefits on a permanent basis.

ARTICLE VI

Covenants

6.01         Reasonable Best Efforts.  Subject to the terms and conditions of this Agreement, each of Mercantile and PCBI agrees to use their reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.

6.02         Shareholder Approval.  Mercantile agrees to take, in accordance with applicable law, the Mercantile Articles and the Mercantile Code, all action necessary to convene an appropriate meeting of its shareholders to consider and vote upon the adoption of this Agreement and any other matters required to be approved or adopted by Mercantile shareholders for consummation of the Parent Merger (including any adjournment or postponement, the “Mercantile Meeting”), as promptly as practicable after the execution of this Agreement.  The Mercantile Board shall recommend that its shareholders adopt this Agreement at the Mercantile Meeting unless otherwise necessary to fulfill the fiduciary duties of the Mercantile Board under applicable law, as determined by the Mercantile Board in good faith after consultation with and based upon advice of independent legal counsel.  Notwithstanding anything contained in this Agreement to the contrary, this Agreement shall be submitted to the shareholders of Mercantile for their approval at a meeting held in accordance with this Section 6.02 and nothing contained herein shall be deemed to relieve Mercantile of such obligation.  In connection with the Mercantile Meeting, a proxy statement or proxy statement/prospectus (the “Proxy Statement”) shall be provided to the shareholders of Mercantile in compliance with all applicable Federal and state laws and regulations.

6.03         Registration Statement.

(a)           PCBI agrees to prepare pursuant to all applicable laws, rules and regulations a registration statement on Form S-1, Form S-2, Form S-3 or Form S-4 (the “Registration Statement”) and to file such Registration Statement with the SEC on or before the Effective Date.  The PCBI Common Shares issued in connection with the Parent Merger shall be the subject of the Registration Statement and the Registration Statement shall be designed to permit the resale of such PCBI Common Shares.  PCBI also agrees to use its best efforts to have such Registration Statement declared effective as soon as possible but in no event later than 90 days after the Effective Date.  PCBI further agrees to use its best efforts to and to obtain, prior to the effective date of the Registration Statement, all necessary state securities law or “Blue Sky” permits and approvals required to ensure that the PCBI Common Shares issued in connection with the Parent Merger shall be registered and free from any resale restrictions.

(b)           PCBI agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Registration Statement will, at the time the (i) Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement and any amendment or supplement thereto will not, at the date of mailing to the shareholders and at the time of the Mercantile Meeting, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or any statement which, in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or which will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Proxy Statement or any amendment or supplement thereto.  Each of Mercantile and PCBI further agrees that if it shall become aware prior to the Effective Date of any information furnished by it that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Proxy Statement.

(c)           PCBI agrees to advise each Mercantile shareholder who has received PCBI Common Shares in connection with the consummation of the Parent Merger, promptly after PCBI receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of PCBI Common Shares for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

(d)           PCBI and Mercantile hereby agree that this entire Section 6.03 shall survive closing and that each Mercantile shareholder who has received PCBI Common Shares in connection with the consummation of the Parent Merger shall be deemed a third party beneficiary of this Section 6.03 and entitled to enforce this Section 6.03 and shall be entitled to reimbursement by PCBI of any expense incurred, including, but not limited to attorneys’ fees, in connection with the successful enforcement of this Section 6.03.

6.04         Press Releases.  Each of Mercantile and PCBI agrees to use its best efforts to promptly agree upon and issue a joint press release announcing the execution of this Agreement.  Each of Mercantile and PCBI further agrees that it will not, without the prior approval of the other party, issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable law.

6.05         Access; Information.

(a)           Mercantile agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford PCBI and its officers, employees, counsel, accountants and other authorized Representatives, such access, upon reasonable request, during normal business hours, throughout the period prior to the Effective Time to the books and records as PCBI may reasonably request.

(b)           During the period from the date hereof to the Effective Time, each party will cause one or more of its designated representatives to confer from time to time, as either party may reasonably request, with representatives of the other party regarding its business, operations, prospects, assets and financial condition and matters relating to the completion of the transactions contemplated hereby.  Within 25 days after the end of each month, each party shall provide the other party with a consolidated statement of financial condition and a consolidated statement of earnings, without related notes, for such month prepared in accordance with past practices.  On a weekly basis, Mercantile and Mercantile Bank shall furnish PCBI with a report, in such detail as reasonably requested by PCBI, indicating all loans which have been originated, purchased or sold during such week as well as all applications for loans which have been received for processing (“pipeline report”).

(c)           Each of Mercantile and PCBI agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement.  Subject to the requirements of law, each party will keep confidential, and will cause its

Representatives to keep confidential, all information and documents obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information (i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the party to which such information pertains or (iv) is or becomes readily ascertainable from published information or trade sources.  In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same.  No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party’s obligation to consummate the transactions contemplated by this Agreement.

6.06         No Solicitation.  Mercantile and Mercantile Bank agree that neither they nor any of their respective officers or directors shall, and that they shall direct and use their reasonable best efforts to cause each of their employees, agents and representatives not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any Acquisition Proposal.  Mercantile and Mercantile Bank further agree that neither Mercantile nor Mercantile Bank nor any of their respective officers and directors shall, and that they shall direct and use their reasonable best efforts to cause their employees, agents and representatives not to, directly or indirectly, engage in any negotiations concerning, or disclose, or provide any confidential information or data to (including any information with respect to the analysis and work product of PCBI), or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent Mercantile or Mercantile Bank from (A) complying with its disclosure obligations under federal or state law; (B) providing information in response to a request therefor by a person who has made an unsolicited bona fide written Acquisition Proposal if Mercantile receives from the person so requesting such information an executed confidentiality agreement; (C) engaging in any negotiations or discussions with any person who has made an unsolicited bona fide written Acquisition Proposal or (D) recommending such an Acquisition Proposal to the stockholders of Mercantile, if and only to the extent that, (i) in each such case referred to in clause (B), (C) or (D) above, the Mercantile Board of Directors determines in good faith (after consultation with outside legal counsel) that such action would more likely than not be required in order for its directors to comply with their respective fiduciary duties under applicable law and (ii) in the case referred to in clause (D) above, the Mercantile Board of Directors determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal and would, if consummated, result in a transaction more favorable to Mercantile’s stockholders from a financial point of view than the Merger.  Mercantile and Mercantile Bank agree that they will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposals.  Mercantile and Mercantile Bank agree that they will notify PCBI immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its representatives.

6.07         Notice.  Each of PCBI and Mercantile shall provide immediate notice to the other upon receipt of any regulatory approval or denial of any of the transactions contemplated herein.  Upon scheduling the Conversion Date, PCBI shall immediately notify Mercantile of the Conversion Date.

6.08         Certain Policies.  Prior to the Effective Date, Mercantile shall, consistent with GAAP, or with respect to Mercantile Bank, applicable regulatory accounting principles and on a basis mutually satisfactory to it and PCBI, (i) modify and change its loan, investment portfolio and real estate valuation policies and practices (including loan classifications and levels of reserves) as well as other management and operating policies so as to be applied on a basis that is consistent with that of PCBI (ii) evaluate the need for any reserves relating to any outstanding litigation or liabilities to be incurred upon cancellation of any contracts as a result of the Merger and (iii) provide notice to PCBI of and the opportunity to review any loan which, under Mercantile Bank’s current loan policy, would require the review of Mercantile Bank’s board of directors ; provided, however, that Mercantile shall not be obligated to take any such action pursuant to this Section 6.08 unless and until PCBI acknowledges that all conditions to its obligation to consummate the Merger have been satisfied and certifies to Mercantile that PCBI’s representations and warranties, subject to Section 5.02, are true and correct as of such date and that PCBI is otherwise in material compliance with this Agreement.  Mercantile’s representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 6.08.

6.09         Regulatory Compliance.  Between the date hereof and the Closing Date, PCBI and its Subsidiaries shall operate their respective businesses in a manner compliant in all material respects with applicable laws, regulations, rules, including, but not limited to banking and securities laws, regulations and rules.

6.10         NASDAQ Listing.  PCBI shall file a listing application, or a NASDAQ Notification Form for Change in the Number of Shares Outstanding, as required by NASDAQ, with respect to the shares of PCBI Common Shares to be issued to the holders of Mercantile Common Shares in the Merger.

6.11         Regulatory Applications.

(a)           PCBI and Mercantile and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to timely effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement.  Each of PCBI and Mercantile shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, and shall be provided in advance so as to reasonably exercise its right to review in advance, all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement.  In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable.  Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby.

(b)           Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Governmental Authority.

6.12         Indemnification; Directors’ and Officers’ Liability Insurance.

(a)           From and after the Effective Time, PCBI shall indemnify and hold harmless each present and former director, officer and employee of Mercantile and/or any Mercantile Subsidiary determined as of the Effective Time (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (collectively, “Claims”), to the fullest extent to which such Indemnified Parties were entitled under Ohio law, the Mercantile Articles, the Mercantile Code, or the articles of association or incorporation or bylaws or code of regulations of any Mercantile Subsidiary, as the case may be, as in effect on the date hereof, except for Claims resulting from or arising out of the Indemnified Parties’ gross negligence, wrongful misconduct, or fraud, provided, however, that all rights to indemnification in respect to any claim asserted or made within such period shall continue until the final disposition of such claim.

Any Indemnified Party wishing to claim indemnification under this Section 6.12, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify PCBI, but the failure to so notify shall not relieve PCBI of any liability it may have to such Indemnified Party if such failure does not materially prejudice PCBI.  In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) PCBI shall have the right to assume the defense thereof and PCBI shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if PCBI elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between PCBI and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to PCBI, and PCBI shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest), (ii) the Indemnified Parties will cooperate in the defense of any such matter, and (iii) PCBI shall not be liable for any settlement effected without its prior written consent, which consent shall not be withheld unreasonably.

In the event that PCBI or any of its respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, the successors and assigns of such entity shall assume the obligations set forth in this Section 6.12, which obligations are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each of the Indemnified Parties.

(b)           PCBI shall maintain a directors’ and officers’ liability insurance policy containing commercially reasonable terms and covering the Indemnified Parties’ Costs in connection with any Claims for a period of four (4) years after the Effective Time at annual premiums no greater than 150% of the annual premium of the directors’ and officers’ liability insurance maintained by Mercantile as of the date hereof.  In the event the annual premiums for such directors’ and officers’ liability insurance policy exceeds 150% of the annual premium of the directors’ and officers’ liability insurance policy maintained by Mercantile as of the date hereof, Mercantile’s directors shall be provided with reasonable notice of such cost increase and with the opportunity to fund costs in excess of such 150% limitation.  With the prior written consent of PCBI, such insurance policy may be acquired by Mercantile prior to the Effective Time.

6.13         Employment Matters; Employee Benefits.

Each of PCBI and Mercantile agree to the following arrangements following the Effective Time:

(a)           Transferred Employees.  Subject to the provisions of this Section 6.13, all employees of Mercantile or a Mercantile Subsidiary immediately prior to the Effective Time who are employed by PCBI or Peoples Bank immediately following the Effective Time (“Transferred Employees”) will be covered by the employee benefit plans of PCBI and/or Peoples Bank on substantially the same basis as any employee of PCBI and/or Peoples Bank in a comparable position.  Notwithstanding the foregoing, PCBI may determine to continue any of the Compensation and Benefit Plans for Transferred Employees in lieu of offering participation in the benefit plans of PBCI and/or Peoples Bank providing similar benefits (e.g., medical and hospitalization benefits), to terminate any of the Mercantile or a Mercantile Subsidiary Compensation and Benefit Plans, or to merge any such Compensation and Benefit Plans with the benefit plans of PBCI and/or Peoples Bank, provided the result is the provision of benefits to Transferred Employees that are substantially similar to the benefits provided to employees of PCBI and/or Peoples Bank generally.  Except as specifically provided in this Section 6.13 and as otherwise prohibited by law, Transferred Employees’ service with Mercantile or a Mercantile Subsidiary shall be recognized as service with PCBI or Peoples Bank for purposes of eligibility to participate and vesting under any benefit plans of PCBI and/or Peoples Bank subject to applicable break-in-service rules, except as provided in Section 6.13(e) of this Agreement.

(b)           Health Plans.  PCBI will use its best efforts to cause any pre-existing condition, limitation or exclusion in its medical, long-term disability and life insurance plans not apply to Transferred Employees or their covered dependents who are covered under a medical or hospitalization indemnity plan maintained by Mercantile or a Mercantile Subsidiary on the Effective time and who then change coverage to PCBI’s or People Bank’s medical or hospitalization indemnity health plan at the time such Transferred Employees are first given the option to enroll.

(c)           Employment Agreement.  Mercantile Savings Bank has entered into an employment agreement, effective as of April 17, 2002, with Theodore Burdsall, II.  No other officer or employee of Mercantile or a Mercantile Subsidiary has an employment, severance or change in control agreement with Mercantile or a Mercantile Subsidiary except there is a general severance plan as disclosed on Mercantile Disclosure Schedule 5.03(m)(vii).  Theodore Burdsall, II (“Contract Officer”) shall, pursuant to the termination of his employment at the Effective Time, become entitled to receive the cash termination payment provided for in Section 1 of his agreement, it being understood that PCBI is under no obligation to continue paying the annual premiums of the whole life insurance policy referenced in Section 4 of his employment agreement (“Contract Payment”), at the times set forth in Section 6.13(c) of Mercantile’s Disclosure Schedule.  As a condition to receiving his Contract Payment, the Contract Officer shall sign and deliver to PCBI a release agreement in the form reasonably requested by PCBI.

(d)           Mercantile 401(k) Plan.  As soon as practicable after the execution of this Agreement, Mercantile and PCBI will cooperate to cause the Mercantile Savings Bank Profit Sharing Plan (the “Mercantile 401(k) Plan”) to be amended and other action taken in a manner reasonably acceptable to Mercantile and PCBI, to provide that the

Mercantile 401(k) Plan will terminate immediately prior to the Effective Time.  Upon termination of the Mercantile 401(k) Plan, each participant in the Mercantile 401(k) Plan not fully vested will become fully vested in his or her Mercantile 401(k) Plan account as of the Effective Time.  Mercantile and PCBI agree that, subject to the conditions described herein, as soon as practicable after the Effective Time, participants in the Mercantile 401(k) Plan will receive lump sum distributions of their Mercantile 401(k) Plan accounts.  The actions relating to termination of the Mercantile 401(k) Plan will be adopted conditioned upon the consummation of the Merger.  As of and following the Effective Time, PCBI shall cause the Mercantile 401(k) Plan to be maintained for the exclusive benefit of employees and other persons who were participants or beneficiaries therein prior to the Effective Time and proceed with termination of the Mercantile 401(k) Plan through distribution of its assets in accordance with its terms and as otherwise may be required to comply with applicable law.

(e)           The PCBI ESOP.  PCBI shall cause the PCBI Employee Stock Ownership Plan in which Transferred Employees will be eligible to participate to recognize for purposes of eligibility to participate in and vesting of benefits (but not for purposes of benefit accrual) such Transferred Employees’ service with Mercantile or a Mercantile Subsidiary to the same extent as such service was credited for such purpose by Mercantile or a Mercantile Subsidiary; provided, however that such service shall not be recognized to the extent such recognition would result in a duplication of benefits.

(f)            Severance.  PCBI shall give certain employees of Mercantile or a Mercantile Subsidiary severance pay solely in the form of cash (e.g., there will be no health insurance continuation coverage other than that required by federal and/or state law) pursuant to the general severance plan as disclosed on Mercantile Disclosure Schedule 5.03(m)(vii).  In addition, Peoples Bank shall give any non-contract employee of Mercantile or a Mercantile Subsidiary immediately prior to the Effective Time who is terminated within six months from the Effective Time, except for those individuals terminated for cause, two weeks of severance pay for each year of service up to a maximum of 26 weeks severance pay.  As a condition to receiving severance payments, such employees shall sign and deliver to Peoples Bank a release and non-solicitation agreement in the form reasonably requested by Peoples Bank.

(g)           Retiree Benefits.  Mercantile Savings Bank has entered into a Deferred Compensation and Consulting Agreement, dated August 20, 1992, with Theodore F. Burdsall Sr. which provides retiree health coverage (“Retiree Agreement”) as set forth on Mercantile Disclosure Schedule 5.03(m)(v).  The Retiree Agreement also provides for a monthly payment in the amount of $5,000 for the life of Theodore F. Burdsall Sr. and upon his death, a monthly benefit of $5,000 payable for twenty-four months to his spouse, in the event he is survived by a spouse.  PCBI shall honor all obligations of Mercantile or a Mercantile Subsidiary under such agreement and as disclosed in Mercantile Disclosure Schedule 5.03(m)(v).

(h)           Deferred Compensation Plan.  Mercantile Savings Bank has entered into a Key Officer Deferred Compensation Plan, effective as of January 1, 2005 (“Plan”).  As soon as practicable after the execution of this Agreement, Mercantile and PCBI will cooperate to cause the Plan to be amended to provide that notwithstanding any provision in the Plan to the contrary, the maximum benefit for which Messrs. Burdsall and Brinkman shall be entitled to under the Plan shall equal the amount accrued for by Mercantile or a Mercantile Subsidiary in accordance with GAAP.  The only participants in the Plan are Theodore F. Burdsall II and Herbert Brinkman III.  As a condition to receiving a payment, Messrs. Burdsall and Brinkman shall sign and deliver to PCBI a release agreement in the form reasonably requested by PCBI.

(i)            Section 409A of the Code.  To the extent permissible under Section 409A of the Code, as soon as practicable after the execution of this Agreement, Mercantile and PCBI will cooperate to amend the Employment Agreement described in this Section 6.13(c) and/or the Key Officer Deferred Compensation Plan described in this Section 6.13(h) to provide for a lump sum payment in lieu of installment payments.

(j)            No Employment Rights.  It is understood and agreed that nothing in this Section 6.13 or elsewhere in this Agreement shall be deemed to be a contract of employment or be construed to give said employees any rights other than as third-party beneficiaries of this Agreement.

(k)           Section 280G of the Code.  It is understood and agreed that if PCBI, the Surviving Corporation, or any of their respective Subsidiaries, Mercantile or the Mercantile Subsidiaries determines that a payment would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual” (as such terms are defined in Section 280G of the Code), such individual would have the opportunity, at his own expense, to contest such determination and, upon final resolution of such issue in favor of such individual, PCBI would then be obligated to pay such contested amount to such individual.  Otherwise, such payment will be reduced by the minimum amount necessary to avoid the payment of an “excess parachute payment.”

6.14         Notification of Certain Matters.  Each of Mercantile and PCBI shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

6.15         Accounting and Tax Treatment.  Each of PCBI and Mercantile agrees not to take any actions subsequent to the date of this Agreement that would adversely affect the ability of the shareholders of Mercantile to characterize the Merger as a tax-free reorganization under Section 368(a) of the Code.

6.16         No Breaches of Representations and Warranties.  Between the date of this Agreement and the Effective Time, without the written consent of the other party, each of PCBI and Mercantile will not do any act or suffer any omission of any nature whatsoever which would cause any of the representations or warranties made in Article V of this Agreement to become untrue or incorrect in any material respect.

6.17         Consents.  Each of PCBI and Mercantile shall use its best efforts to obtain any required consents to the transactions contemplated by this Agreement.

6.18         Reserved.

6.19         Correction of Information.  Each of PCBI and Mercantile shall promptly correct and supplement any information furnished under this Agreement so that such information shall be correct and complete in all material respects at all times, and shall include all facts necessary to make such information correct and complete in all material respects at all times.  No such correction or supplement shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article VII or the compliance by Mercantile and Mercantile Bank with the forbearances set forth in Section 4.02 hereof.

6.20         Modification Agreements.  Mercantile Bank shall use its best efforts to enter into Modification Agreements with borrowers that are parties to home equity lines of credit, the maturity date of which has unilaterally extended by Mercantile and the original maturity date of which has passed or will have passed prior to the Closing Date.

6.21         Lease.  On or before the Effective Date: (i) Mercantile Service Corporation shall have assigned to a third party (“Newco”) its rights and Newco shall have assumed Mercantile Service Corporation’s future obligations under the ground lease that governs the premises at which Mercantile Bank’s business is conducted (the “Ground Lease”); (ii) the Landlord under the Ground Lease shall have consented to such assignment and assumption and Newco shall have released Mercantile Service Corporation, Mercantile Bank and Mercantile from all liability and obligation with respect to such Ground Lease on or before the date of the new lease contemplated in (iii) below, all in a form reasonably satisfactory to PCBI; and (iii) Mercantile Bank or PCBI shall enter into a lease with Newco substantially in the form set forth in Section 6.21 of the Mercantile Disclosure Schedule.

ARTICLE VII

Conditions to Consummation of the Merger

7.01         Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each of PCBI and Mercantile to consummate the Merger is subject to the fulfillment or written waiver by PCBI and Mercantile prior to the Effective Time of each of the following conditions:

(a)           Shareholder Approval. This Agreement (including any applicable Plan of Merger to be filed with the Department) shall have been duly adopted by the requisite vote of the shareholders of Mercantile.

(b)           Regulatory Approvals.  All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain  (i) any conditions, restrictions or requirements that the PCBI Board reasonably determines would either before or after the Effective Time have or will have a Material Adverse Effect on PCBI and its Subsidiaries taken as a whole after giving effect to the consummation of the Merger, or (ii) any conditions, restrictions or requirements that are not customary and usual for approvals of such type and which, in the opinion of the PCBI Board, would materially reduce the benefits of the Merger to PCBI to such a degree that in its good faith judgment PCBI would not have entered into this Agreement had such conditions, restrictions or requirements been known as of the date hereof.  The parties hereto expressly agree that any condition or requirement to any regulatory approval that requires Peoples Bank or any affiliate thereof to sell or otherwise dispose of any rental property on the balance sheet of Mercantile Bank or any affiliate thereof shall not constitute a condition, restriction or requirement not customary and usual or materially reduce the benefits of the Merger to PCBI.

(c)           No Injunction.  No Governmental Authority or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement.

(d)           Blue Sky Approvals.  All permits and other authorizations under state securities laws necessary to consummate the transactions contemplated hereby and to issue the shares of PCBI Common Shares to be issued in the Parent Merger shall have been received and be in full force and effect.

7.02         Conditions to Obligation of Mercantile.  The obligation of Mercantile to consummate the Merger is also subject to the fulfillment or written waiver by Mercantile prior to the Effective Time of each of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of PCBI set forth in this Agreement shall be true and correct, subject to Section 5.02,  as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and Mercantile shall have received a certificate, dated the Effective Date, signed on behalf of PCBI by the Chief Executive Officer and the Chief Financial Officer of PCBI to such effect.

(b)           Performance of Obligations of PCBI.  PCBI shall have performed in all material respects all obligations required to be performed by PCBI under this Agreement at or prior to the Effective Time, and Mercantile shall have received a certificate, dated the Effective Date, signed on behalf of PCBI by the Chief Executive Officer and the Chief Financial Officer of PCBI to such effect.

(c)           Tax Opinion.  Mercantile shall have received an opinion of Squire, Sanders & Dempsey, LLP, counsel to Mercantile, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (i) the Parent Merger constitutes a “reorganization” within the meaning of Section 368 of the Code and (ii) no gain or loss will be recognized by shareholders of Mercantile who receive PCBI Common Shares in exchange for Mercantile Common Shares, and cash in lieu of fractional share interests, other than the gain or loss to be recognized as to cash received in lieu of fractional share interests.  In rendering its opinion, counsel to Mercantile may require and rely upon representations contained in letters from Mercantile.

(d)           Directors’ and Officers’ Insurance.  PCBI shall have purchased a directors’ and officers’ liability insurance policy for the benefit of Mercantile’s directors and officers to be effective for a period of four years from the Effective Date in accordance with Section 6.12(b) hereof.

7.03         Conditions to Obligation of PCBI.  The obligation of PCBI to consummate the Merger is also subject to the fulfillment or written waiver by PCBI prior to the Effective Time of each of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of Mercantile set forth in this Agreement shall be true and correct, subject to Section 5.02,  as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date) and PCBI shall have received a certificate, dated the Effective Date, signed on behalf of Mercantile by the Chief Executive Officer and the Chief Financial Officer of Mercantile to such effect.

(b)           Performance of Obligations of Mercantile.  Mercantile shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and PCBI shall have received a certificate, dated the Effective Date, signed on behalf of Mercantile by the Chief Executive Officer and the Chief Financial Officer of Mercantile to such effect.

(c)           Sale of Fixed Assets.  Mercantile and the Mercantile Subsidiaries shall sell all of their respective Previously Disclosed Fixed Assets set forth on Disclosure Schedule 3.02 in one or more transactions and dividend or otherwise distribute to the shareholders of Mercantile all net proceeds of such sales of Fixed Assets immediately prior to the Effective Time.

ARTICLE VIII

Termination

8.01         Termination.  This Agreement may be terminated, and the Merger may be abandoned:

(a)           Mutual Consent.  At any time prior to the Effective Time, by the mutual consent of PCBI and Mercantile, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

(b)           Breach.  At any time prior to the Effective Time, by PCBI or Mercantile, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of either: (i) a breach by the other party of any representation or warranty contained herein (subject to the standard set forth in Section 5.02), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or (ii) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, provided that such breach (whether under (i) or (ii)) would be reasonably likely, individually or in the aggregate with other breaches, to result in a Material Adverse Effect.

(c)           Delay.  At any time prior to the Effective Time, by PCBI or Mercantile, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Parent Merger is not consummated by June 30, 2006, except to the extent that the failure of the Parent Merger then to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this Section 8.01(c).

(d)           No Approval.  By Mercantile or PCBI, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event (i) the approval of any Governmental Authority or any of the Regulatory Authorities required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority or Regulatory Authority or (ii) the required number of Mercantile shareholders fail to adopt this Agreement.

(e)           Acquisition Proposal.  By Mercantile or PCBI, if in compliance with the provisions of Section 6.06 of this Agreement, Mercantile executes a definitive agreement in connection with, or closes, an Acquisition Proposal.

(f)            Board Recommendation; Stockholder Meeting.  At any time prior to the meeting of stockholders of Mercantile to consider the Agreement, by PCBI if (i) Mercantile shall have materially breached Section 6.06, (ii) Mercantile’s Board shall have failed to make its recommendation referred to in Section 6.06, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of PCBI or (iii) Mercantile shall have materially breached its obligations under Section 6.02 by failing to call, give notice of, convene and hold the meeting of Mercantile’s stockholders in accordance with Section 6.02;

(g)           Material Adverse Effect.  By the Board of Directors of either PCBI or Mercantile (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there has been any change or development or combination of changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on the other party, which Material Adverse Effect is not cured within 30 days following written notice to the party which has experienced the Material Adverse Effect, or which Material Adverse Effect, by its nature, cannot be cured prior to the Closing.

(h)           Average Price of PCBI Common Shares During Valuation Period.  The parties agree that as of October 28, 2005, the PCBI Price is equal to twenty dollars and seven cents per share ($20.07) and the Peer Group Price is as Previously Disclosed.  If (i) the Average PCBI Price of PCBI Common Shares is less than fifteen dollars and five cents per share ($15.05) or, more than twenty five dollars and nine cents per share ($25.09) and (ii) the difference between the PCBI Price and the Average PCBI Price, on a percentage basis, is greater than the difference between the Peer Group Price and the Average Peer Group Price, on a percentage basis, then Mercantile may, at its option, terminate this Agreement.

8.02         Effect of Termination and Abandonment, Enforcement of Agreement.  In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Section 9.01 and (ii) that termination will not relieve a breaching party from liability for any willful breach of this Agreement giving rise to such termination.  Notwithstanding anything contained herein to the contrary, the parties hereto agree that irreparable damage will occur in the event that a party breaches any of its obligations, duties, covenants and agreements contained herein.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled by law or in equity.

ARTICLE IX

Miscellaneous

9.01         Survival.  No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than Section 6.12 and this Article IX which shall survive the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.04, 6.05(c), 8.02, and this Article IX which shall survive such termination).

9.02         Waiver; Amendment.  Prior to the Effective Time, any provision of this Agreement may be (i) waived by the party benefited by the provision, or (ii) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement.

9.03         Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

9.04         Governing Law.  This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Ohio applicable to contracts made and to be performed entirely within such State (except to the extent that mandatory provisions of Federal law are applicable).

9.05         Expenses.

(a)           PCBI will bear all expenses incurred by both parties in connection with this Agreement and the transactions contemplated hereby provided, however, that if this Agreement is terminated for any reason, Mercantile shall reimburse PCBI for all of Mercantile’s documented expenses agreed to by both Mercantile and PCBI and previously paid for by PCBI.

(b)           Notwithstanding anything to the contrary herein, Mercantile shall pay PCBI the sum of $500,000 (the “Termination Fee”) if this Agreement is terminated as follows:

(i)            if this Agreement is terminated by PCBI pursuant to Section 8.01(f) or by PCBI or Mercantile pursuant to Section 8.01(e); or

(ii)           if this Agreement is terminated by (A) PCBI pursuant to Section 8.01(b) or (B) by either PCBI or Mercantile pursuant to Section 8.01(c) or clause (ii) of Section 8.01(d) and in the case of any termination pursuant to clause (A) or (B) an Acquisition Proposal shall have been publicly announced or otherwise communicated or made known to the senior management of Mercantile or the Mercantile’s Board (or any person shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an Acquisition Proposal) at any time after the date of this Agreement and prior to the taking of the vote of the stockholders of Mercantile contemplated by this Agreement at the meeting of Mercantile’s stockholders to consider the Agreement, in the case of clause (B) (if the termination is pursuant to clause (ii) of Section 8.01(d), or the date of termination, in the case of clause (A) or clause (B) (if the termination was pursuant to Section 8.01(c)).

Any amount that becomes payable pursuant to this Section 9.05(b) shall be paid by wire transfer of immediately available funds to an account designated by PCBI no later than the third business day following such termination.

(c)           PCBI and Mercantile agree that the agreement contained in paragraph (b) of this Section 9.05 is an integral part of the transactions contemplated by this Agreement, that without such agreement PCBI would not have entered into this Agreement and that such amounts do not constitute a penalty or liquidated damages in the event of a breach of this Agreement by

Mercantile and Mercantile Bank.  If Mercantile fails to pay PCBI the amounts due under paragraph (b) above within the time periods specified therein, Mercantile shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by PCBI in connection with any action in which PCBI prevails, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

9.06         Notices.  All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to Mercantile, to:

Mercantile Financial Corporation

8001 Kenwood Road

Cincinnati, OH 45236-2809

Attention: Ted Burdsall II, President and CEO

With a copy to:

Squire, Sanders & Dempsey L.L.P.

312 Walnut Street

Suite 3500

Cincinnati, Ohio 45202

Attention:  James J. Barresi, Esq.

and

KeyBanc Capital Markets

127 Public Square

Mailcode OH-01-27-0625

Cleveland, Ohio  44114

Attention:  James R. Reske

If to PCBI, to:

Peoples Community Bancorp, Inc.

6100 West Chester Road

P.O. Box 1130

West Chester, Ohio 45071-1130

Attention:  Thomas J. Noe, Executive Vice President

With a copy to:

Elias Matz Tiernan & Herrick L.L.P.

734 15th Street, N.W.

Washington, D.C. 20005

Attn:  Kevin M. Houlihan, Esq.

9.07         Entire Understanding; No Third Party Beneficiaries.  This Agreement and any other separate agreement entered into by the parties on even date herewith represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and this Agreement supersedes any and all other oral or written agreements heretofore made (other than such separate agreement).  Except as set forth in Sections 6.03, 6.12 and 6.13, nothing in this Agreement, whether express or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.  In the event any dispute or controversy arising under Section 6.13(g) or (h) is resolved in favor of the affected individual, whether by judgement, arbitration or settlement, such individual shall be entitled to the payment of all legal fees incurred by such individual in resolving such dispute or controversy

9.08         Interpretation; Effect.  When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

9.09         Waiver of Jury Trial.  Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

PEOPLES COMMUNITY BANCORP, INC.

By	/s/ Jerry D. Williams
Name: Jerry D. Williams
Title: President

MERCANTILE FINANCIAL CORPORATION

By	/s/ Ted Burdsall
Name: Ted Burdsall
Title: President